Exhibit 99.1

Towerstream projected to add 100 On-Net buildings in Q4

MIDDLETOWN, R.I., October 13, 2016 – Towerstream Corporation (NASDAQ: TWER) (the “Company”), a leading fixed-wireless fiber alternative company offers guidance.

●	Towerstream is on track to add 100 buildings to its On-Net footprint in Q4, 22% over Q3 building additions, for a total of 437 buildings On-Net at the end of Q4.

●	This brings the total number of businesses available to procure On-Net services within the Company’s On-Net buildings to over 13,000. This is a 30% increase from Q3.

●	September contracts when installed are expected to total over $780,000 in annualized revenue.

Management Comments

“There is a direct relationship in sales growth to the number of buildings On-Net,” stated Philip Urso, interim chief executive officer.

“Fixed-wireless technology inherently provides a competitive advantage,” stated Arthur Giftakis, chief operating officer. “The speed at which we can add buildings at our low cost also gives us a superior advantage over fiber and cable.”

About Towerstream Corporation

Towerstream Corporation is a leading fixed-wireless fiber alternative company delivering high-speed Internet access to businesses. The Company offers broadband services in 12 urban markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay Area, Miami, Seattle, Dallas-Fort Worth, Houston, Las Vegas-Reno, and the greater Providence area.

Safe Harbor

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:

Terry McGovern

Vision Advisors

415-902-3001

mcgovern@visionadvisors.net